EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2011, relating to the financial statements and financial statement schedule of PC Mall, Inc., which appears in PC Mall, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/S/ PricewaterhouseCoopers LLP

Los Angeles, California

March 25, 2011